Exhibit 99.1

Thomas & Betts Corporation Board of Directors Elects William E. Weaver, Jr. Chief Financial Officer

MEMPHIS, Tenn.--(BUSINESS WIRE)--October 1, 2009--Thomas & Betts Corporation (NYSE: TNB), a leading designer and manufacturer of electrical components used in industrial, commercial and utility markets, announced today that William E. Weaver, Jr. has been elected Senior Vice President and Chief Financial Officer by the company’s Board of Directors, effective immediately. Weaver replaces Kenneth W. Fluke, who announced his retirement in June 2009, as part of a planned transition.

Weaver, 46, has served as the company’s vice president and controller since November 2008. Prior to joining Thomas & Betts, Weaver was chief financial officer for First Horizon Home Loans/MetLife Home Loans (MLHL), a position he assumed in June 2006. Prior to joining MLHL, Weaver was the Office Managing Partner for KPMG LLP in Memphis, Tenn. where he oversaw the Thomas & Betts account. In total, he spent 22 years in public accounting – including 11 years as a partner – with KPMG LLP and Arthur Andersen LLP.

Weaver earned a Bachelor and Master of Accountancy from the University of Mississippi. He is a Certified Public Accountant.

In addition to electrical products, Thomas & Betts is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2008, Thomas & Betts reported revenues of $2.5 billion.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com